EXHIBIT 4.2

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE
This Agreement of Resignation, Appointment and Acceptance (this “Agreement”), dated to be effective as of March 11, 2015 (the “Effective Date”), is among CASH AMERICA INTERNATIONAL, INC. (the “Company”), a Texas corporation, WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Resigning Trustee”), a national banking association organized and existing under the laws of the United States having its principal corporate trust office in Minneapolis, Minnesota, and WILMINGTON SAVINGS FUND SOCIETY, FSB (the “Successor Trustee”), a savings and loan holding company organized and existing under the laws of the United States having its principal corporate trust office in Wilmington, Delaware. Capitalized terms used but not defined in this Agreement have the meanings given in the Indenture (as defined below).

RECITALS
WHEREAS, pursuant to the Indenture (the “Indenture”), dated as of May 15, 2013, between the Company and the Resigning Trustee, the Company issued its 5.75% Senior Notes Due 2018 (the “Notes”);
WHEREAS, the Company appointed the Resigning Trustee as initial Trustee, Registrar, and Paying Agent under the Indenture;
WHEREAS, there are presently issued and outstanding $196,470,000 in aggregate principal amount of the Notes;
WHEREAS, Section 7.08 of the Indenture provides that the Trustee may resign in writing at any time and be discharged from the trust created therein by so notifying the Company, subject to that Section 7.08;
WHEREAS, Sections 7.08 provides that, if the Trustee resigns, the Company shall promptly appoint a successor Trustee and the successor Trustee shall deliver a written acceptance of its appointment to the resigning Trustee and to the Company;
WHEREAS, pursuant to Section 7.08 of the Indenture, the Resigning Trustee has resigned as Trustee, Registrar, and Paying Agent under the Indenture, which shall become effective upon the Successor Trustee’s acceptance of appointment by the Company;
WHEREAS, the Company desires to appoint the Successor Trustee as Trustee, Registrar, and Paying Agent to succeed the Resigning Trustee in such capacities under the Indenture and in its respective capacities under the other documents executed by the Resigning Trustee in connection with or related to the Indenture or the Notes; and
WHEREAS, the Successor Trustee is willing to accept its appointment as Trustee, Registrar, and Paying Agent.

NOW, THEREFORE, the Company, the Resigning Trustee, and the Successor Trustee, for and in consideration of the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:
1.Acceptance of Resignation of Resigning Trustee and Appointment of Successor Trustee. The Company hereby accepts the resignation of the Resigning Trustee as Trustee, Registrar, and Paying Agent under the Indenture. Pursuant to Section 7.08 of the Indenture, the Company hereby appoints the Successor Trustee as Trustee, Registrar, and Paying Agent under the Indenture, and vests and confirms to the Successor Trustee all the rights, powers, and duties of the Trustee, Registrar, and Paying Agent under the Indenture.
2.Company Representations and Warranties. The Company hereby represents and warrants to the Successor Trustee that:
a.It is duly incorporated and validly organized and existing;
b.This Agreement has been duly authorized, executed, and delivered on behalf of the Company and constitutes a legal, valid, and binding obligation enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent transfer, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, an implied covenant of good faith and fair dealing and by general principles of equity;
c.Except as identified in Annex A, it has not entered into any amendment or supplement to the Indenture, and the Indenture is in full force and effect;
d.No covenant or condition contained in the Indenture has been waived by the Company or, to the knowledge of the Company, by the Resigning Trustee or the Holders of the percentage in aggregate principal amount of the Notes required by the Indenture to effect any such waiver; and
e.All conditions precedent applicable to the Company relating to the appointment of the Successor Trustee as Trustee, Registrar, and Paying Agent under the Indenture have been complied with by the Company.
3.Resigning Trustee Representations and Warranties. The Resigning Trustee hereby represents and warrants to the Successor Trustee and the Company that:
a.    This Agreement has been duly authorized, executed, and delivered on behalf of the Resigning Trustee and constitutes a legal, valid, and binding obligation enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent transfer, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally, an implied covenant of good faith and fair dealing and by general principles of equity;
b.    Except as identified in Annex A, it has not entered into any amendment or supplement to the Indenture, and the Indenture is in full force and effect;
c.    No covenant or condition contained in the Indenture has been waived by the Resigning Trustee or, to the best of the knowledge of the Resigning Trustee, by the Holders of the percentage in aggregate principal amount of the Notes required by the Indenture to effect any such waiver.
d.    There is no action, suit, or proceeding pending or, to the best of the knowledge of the Resigning Trustee threatened, against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee, Registrar, and Paying Agent under the Indenture;
e.    It has made, or promptly will make, available to the Successor Trustee copies of the Indenture and each of the documents listed on Annex C that are in its possession; and
f.    There is presently issued and outstanding $196,470,000 in aggregate principal amount of the Notes which the Resigning Trustee duly authenticated as of the date of their issuance.
4.Successor Trustee Representations and Warranties. The Successor Trustee hereby represents and warrants to the Resigning Trustee and the Company that:
a.    It is qualified and eligible to serve as Trustee, Registrar, and Paying Agent under the Indenture and the Trust Indenture Act of 1939, as amended; and
b.    This Agreement has been duly authorized, executed, and delivered on behalf of the Successor Trustee and constitutes a legal, valid, and binding obligation enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent transfer, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally, an implied covenant of good faith and fair dealing and by general principles of equity.

5.Acceptance by Successor Trustee. (a) The Successor Trustee hereby accepts its appointment, as of the Effective Date, as Trustee, Registrar, and Paying Agent under the Indenture, and assumes all rights, powers, and duties of the Trustee, Registrar, and Paying Agent, thereunder, subject to the terms and conditions therein. (b) References in the Indenture to “Corporate Trust Office” shall be deemed to mean the designated corporate trust office of the Successor Trustee, which is located at 500 Delaware Ave, 11th Floor, P.O. Box 957, Wilmington, DE, 19899; and (c) The Successor Trustee satisfies the requirements to become such successor Trustee pursuant to Section 7.10 of the Indenture.
6.Assignment by Resigning Trustee. The Resigning Trustee hereby confirms, assigns, transfers, delivers, and conveys, as of the Effective Date, to the Successor Trustee, as Trustee, Registrar, and Paying Agent under the Indenture, all rights, powers, and duties, which the Resigning Trustee, as Trustee, Registrar, and Paying Agent now holds under and by virtue of the Indenture, and shall pay over to the Successor Trustee any and all property and moneys held by the Resigning Trustee under and by virtue of the Indenture, subject to the lien provided by Section 7.07 of the Indenture, which lien the Resigning Trustee expressly reserves to the fullest extent necessary to secure the Company’s obligations under said Section to the Resigning Trustee and which lien shall also secure the Company’s obligations under said Section to the Successor Trustee.
7.Resigning Trustee’s Lien and Payment of Fees, Expenses, and Indemnification. The Resigning Trustee hereby appoints the Successor Trustee, and the Successor Trustee hereby acknowledges its appointment, as the Resigning Trustee’s agent with respect to the assertion, perfection, and enforcement of the Resigning Trustee’s lien provided for in Section 7.07 of the Indenture to secure the satisfaction of the Company’s indemnification obligations to the Resigning Trustee and its payment of the Resigning Trustee’s past, current, and future fees and expenses as provided for in section 7.07 (said indemnification obligations and fees and expenses, collectively, the “Resigning Trustee’s Claims”). The Successor Trustee and the Company further acknowledge that the Resigning Trustee’s Claims are and will be due under Section 7.07 of the Indenture, and are included within the “First” priority of payment provided for under Section 6.10 of the Indenture.
8.Additional Documentation. The Company and the Resigning Trustee, for the purposes of more fully and certainly vesting in and confirming to the Successor Trustee, as Trustee, Registrar, and Paying Agent said rights, powers, and duties agree, upon reasonable request of the Successor Trustee, to execute, acknowledge, and deliver such further agreements of conveyance and further assurance and to do such other things as may reasonably be required for more fully and certainly vesting and confirming to the Successor Trustee all rights, powers, and duties which the Resigning Trustee now holds under and by virtue of the Indenture, all at the cost of the Company.

9.Effectiveness. This Agreement, the Company's acceptance of resignation of the Resigning Trustee, and the Successor Trustee's acceptance of appointment as Trustee effected hereunder shall be effective as of the close of business on the Effective Date; provided, however, that the appointment of the Successor Trustee as Registrar and Paying Agent shall be effective as of the close of business 10 business days after the Effective Date.
10.Amendments. No amendment shall be made to this Agreement without the written consent of all parties hereto which may be provided in counterparts.
11.Notice to Holders. Pursuant to the requirements of Section 7.08 of the Indenture, within ten calendar days of the Effective Date, the Company shall distribute a notice to the Holders of the Notes in the form attached hereto as Annex B.
12.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
13.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same Agreement. Delivery of a counterpart by facsimile or e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.
14.Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to its contents, and supersedes any and all prior correspondence, emails or discussions, whether oral or written, with respect to such contents.
15.Notices to Parties. All notices, whether faxed or mailed, will be deemed received when sent pursuant to the following instructions:
TO THE RESIGNING TRUSTEE:

Wells Fargo Bank, National Association
Attn: James R. Lewis
150 East 42nd Street, 40th Floor
New York, NY 10017
Facsimile: (866) 524-4681

TO THE SUCCESSOR TRUSTEE:

Wilmington Savings Fund Society, FSB
Attn: Patrick Healy
500 Delaware Ave, 11th Floor
P.O. Box 957
Wilmington, DE 19899

Telephone: (302) 888 7420
Facsimile: (302) 421-9137
TO THE COMPANY:

Cash America International, Inc.
Attn: Thomas A. Bessant, Jr.
1600 West 7th Street
Fort Worth, Texas 76102
Telephone: (817) 335-1100
Facsimile: (817) 570-1699

IN WITNESSETH WHEREOF, the parties have executed this Agreement of Resignation, Appointment and Acceptance to be deemed effective as of the day and year first above written.

Dated: March 11, 2015	CASH AMERICA INTERNATIONAL
INC., as the Company

/s/Thomas A. Bessant, Jr.
	By:	Thomas A. Bessant, Jr.
	Its:	Executive Vice President and Chief Financial Officer

Dated: March 11, 2015	WELLS FARGO BANK, NATIONAL
ASSOCIATION, as the Resigning Trustee

/s/ James R. Lewis
	By:	James R. Lewis
	Its:	Vice President

Dated: March 11, 2015	WILMINGTON SAVINGS FUND SOCIETY,
FSB, as the Successor Trustee

/s/ Patrick Healy
	By:	By: Patrick Healy
	Its:	Vice President

ANNEX A

DOCUMENT
1.Indenture, dated as of May 15, 2013, between Cash America International, Inc. and Wells Fargo Bank, National Association, as Trustee.
2.    First Amendment to Indenture dated as of November 8, 2013, among Cash America International, Inc., the Guarantors party thereto and Wells Fargo Bank, National Association, as Trustee.
3.    First Supplemental Indenture dated as of November 8, 2013, among Cash America International, Inc., the Guarantors party thereto and Wells Fargo Bank, National Association, as Trustee.
4.    Second Supplemental Indenture dated as of September 29, 2014, among Cash America International, Inc., the Guarantors party thereto and Wells Fargo Bank, National Association, as Trustee.
5.    Third Supplemental Indenture dated as of February 26, 2015, among Cash America International, Inc., the Guarantors party thereto and Wells Fargo Bank, National Association, as Trustee

ANNEX B

FORM OF NOTICE TO HOLDERS OF NOTES
[LETTERHEAD OF COMPANY]

NOTICE

CUSIP Numbers: ______ [NTD: Trustee to provide numbers]

To the Holders of Cash America International, Inc.
5.75% Senior Notes Due 2018 (the “Notes”)

NOTICE IS HEREBY GIVEN, in the manner provided in Section 7.08 of the Indenture, dated as of March __, 2015 (as amended, modified and supplemented from time to time, the “Indenture”), among Cash America International, Inc. (the “Company”), the Guarantors party thereto and Wells Fargo Bank, National Association, as Trustee, that Wells Fargo Bank, National Association has resigned as Trustee under the Indenture.

The Company has appointed Wilmington Savings Fund Society, FSB as successor Trustee, Registrar, and Paying Agent, which appointment has been accepted and become effective. The address of the Corporate Trust Office of Wilmington Savings Fund Society, FSB is 500 Delaware Ave, 11th Floor, P.O. Box 957, Wilmington, DE 19899, Attention: Patrick Healy.

Dated: March __, 2015

Very Truly Yours,

Cash America International, Inc.

ANNEX C

DOCUMENTS TO BE DELIVERED TO SUCCESSOR TRUSTEE

1.    Copy of executed Indenture, dated as of May 15, 2013, between Cash America International, Inc. and Wells Fargo Bank, National Association, as Trustee.
2.    First Amendment to Indenture dated as of November 8, 2013, among Cash America International, Inc., the Guarantors party thereto and Wells Fargo Bank, National Association, as Trustee.
3.    First Supplemental Indenture dated as of November 8, 2013, among Cash America International, Inc., the Guarantors party thereto and Wells Fargo Bank, National Association, as Trustee.
4.    Second Supplemental Indenture dated as of September 29, 2014, among Cash America International, Inc., the Guarantors party thereto and Wells Fargo Bank, National Association, as Trustee.
5.    Third Supplemental Indenture dated as of February 26, 2015, among Cash America International, Inc., the Guarantors party thereto and Wells Fargo Bank, National Association, as Trustee.
6.    Files of all other closing documents related to the Indenture.
7.    Global note(s).
8.    List of Holders.